Morgan Stanley Mortgage Securities Trust
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 Hilton USA Trust
2013-HLT 1.169% due 11/5/2030
Purchase/Trade Date:	  11/22/2013
Offering Price of Shares: $100.000
Total Amount of Offering: $393,000,000
Amount Purchased by Fund: $165,000
Percentage of Offering Purchased by Fund:
0.042
Percentage of Fund's Total Assets: 0.24
Brokers:  JP Morgan, Deutsche Bank
Securities, BofA Merrill Lynch, Goldman,
Sachs & Co., Morgan Stanley
Purchased from: JP Morgan
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and
profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an
investment grade rating from at least one
NRSRO; or if less than three years of
continuous operations, must have one of
the three highest rating categories from at least one NRSRO.